Exhibit 5.1

Thomas A. Coll

(858) 550-6013

collta@cooley.com

August 7, 2007

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Amylin Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the registration of 1,000,000 shares of the Company’s Common Stock (the “Shares”) for issuance pursuant to the Company’s Amended and Restated 2001 Employee Stock Purchase Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Second Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement, the related prospectus and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley Godward Kronish LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM